Exhibit 21.1


                              List of Subsidiaries
                              --------------------

                             IDM ENVIRONMENTAL CORP.


    Name                                         State of Incorporation
  -------                                       -------------------------

IDM Energy Corp.                                     Delaware
IDM Environmental of Massachusetts, Inc.             Massachusetts
IDM Asia Corp.                                       Delaware
IDM Environmental Ventures, Inc.                     Delaware
Seven Star International Holding, Inc.               British Virgin Isl.
Kortmann Polonia                                     Poland
Global Waste & Energy, Inc.                          Alberta
Global Waste & Energy, Inc.                          Delaware
CWC de El Salvador S.A. de C.V.                      El Salvador
Empresa de Poder y Energia de
 El Salvador S.A. de C.V.                            El Salvador